Exhibit 10.1

EARN-OUT AGREEMENT

This EARN-OUT AGREEMENT (this “Agreement”), dated as of July 1, 2021, is made by and between Entravision Digital Holdings, LLC, a Delaware limited liability company, (“Buyer”), Jim Dorian Kramp (“Seller Representative”), in its capacity as the Seller Representative for all Sellers (as defined below) pursuant to the authority granted under Section 12.1 of the Purchase Agreement (as defined below), Pieter-Jan De Kroon, an individual (“P. De Kroon”), Jim Dorian Kramp, an individual (“J. Kramp”), Luc Theodoor Franciscus Maria De Kroon, an individual (“L. De Kroon” and together with P. De Kroon and J. Kramp, the “Sellers”) and Entravision Communications Corporation, a Delaware corporation (“Guarantor”). The parties to this Agreement are collectively referred to herein as “Parties” and each of them individually as a “Party”. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Purchase Agreement (as defined below).

RECITALS

A. This Agreement is being executed and delivered pursuant to that certain Securities Purchase Agreement, dated as of June 4, 2021 (the “Purchase Agreement”), by and among Buyer, MediaDonuts Pte. Ltd., a company organized under the laws of Singapore (the “Company”), the Guarantor, the Sellers and the Seller Representative, pursuant to which Buyer will purchase from the Sellers all of the issued and outstanding Shares in the Company.

B. The parties hereto have agreed to execute and deliver this Agreement in order to provide for the contingent consideration set forth herein on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions and Interpretive Matters. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

a.     “2020 EBITDA” means $3,690,000.

b.     “2021 EBITDA” means the EBITDA of the Business for calendar year 2021.

c.     “2021 EBITDA Target” means $5,375,000.

d.     “2022 EBITDA” means the EBITDA of the Business for calendar year 2022.

e.     “2022 EBITDA Target” means $7,250,000.

f.      “2023 EBITDA” means the EBITDA of the Business for calendar year 2023.

g.     “2024 EBITDA” means the EBITDA of the Business for calendar year 2024.

h.     “Agreement” has the meaning set forth in the preamble.

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i.      “ASC” means the Accounting Standards Council in Singapore.

j.     “Board” means the Board of Directors (or similar governing body) of the Company.

k.    “Business” means the business of developing, operating, providing, marketing and/or selling Company Products and Services by the Acquired Companies and their respective Subsidiaries or any successor entity(ies) or business unit, as applicable.

l.    “Buyer” has the meaning set forth in the preamble.

m.   “Buyer Response Notice” has the meaning set forth in Section 2(b).

n.      “COGS” means the costs that are directly related to creating or providing the Company Products and Services, calculated in accordance with SFRS.

o.   “Company Products and Services” means all products and services developed, operated, provided, marketed and/or sold by the Company and its Subsidiaries.

p.     “Confidential Information” has the meaning set forth in Section 6.

q.      “Disputed Item” has the meaning set forth in Section 2(b).

r.   “Earn-Out Payment(s)” means the Period 1 Earn-Out Payment, Period 2 Earn-Out Payment, Period 3 Earn-Out Payment or Period 4 Earn-Out Payment and all of them collectively, as applicable.

s.   “Earn-Out Period” means Period 1, Period 2, Period 3 or Period 4, as applicable.

t.       “Earn-Out Statement” has the meaning set forth in Section 2(a).

u.     “EBITDA” means an amount in U.S. Dollars equal to (i) Net Revenue for the applicable Earn-Out Period, minus (ii) the Expenses for the applicable Earn-Out Period, in each case calculated in accordance with SFRS. By way of example only, the calculation of 2020 EBITDA is set forth on Schedule 1, attached hereto.

v.    “Entravision” means Entravision Communications Corporation, a Delaware corporation.

w.    “Expenses” means the expenses of the Business related to the development, provision, marketing, sale and other operations related to the Company Products and Services during the Earn-Out Period, as determined in accordance with SFRS. Without limiting the generality of the foregoing, “Expenses” will include the following costs, fees and expenses:

i.   COGS; and

ii.  the following operating expenses, without duplication:

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1.      travel and entertainment (and related) expenses;

2.      expenses relating to marketing and public relations related to Company Products and Services;

3.      all rent and other payments pursuant to leases for real estate;

4.      all legal expenses and fees incurred or accrued by the Business, including all costs and expense so incurred, accrued or allocated by or on behalf of the Business in connection with any dispute, claim or legal proceeding;

5.      all expenses and fees incurred or accrued relating to human resources and other administrative and operational expenses related to the Business;

6.      any costs, Taxes or expenses associated with severance paid to terminated employees;

7.      all technology and IT expenses, including related to the research, development or deployment of any Company Products and Services, but excluding any such expenses that are capitalized in accordance with SFRS;

8.      all foreign currency transaction gains and losses with respect to the Business;

9.      all selling, general, and administrative expenses related to the Business; and

10.    all expenses actually incurred for items identified in the annual budget relating to accounting, bookkeeping and financial reporting with respect to the operation of the Business including the Chief Financial Officer of the Company and its Subsidiaries and the financial and accounting staff.

Notwithstanding anything in the foregoing to the contrary, the following will be excluded from Expenses during the Relevant Measurement Period:

(a) all third-party interest expenses,

(b) all income tax expenses,

(c) all depreciation and amortization expenses and impairment of assets,

(d) any costs related to the transactions contemplated by this Agreement or the Purchase Agreement,

(e) any costs incurred to convert the books and records of the Company from SFRS to GAAP,

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(f) any management/holding fees imposed by the Buyer or any of its Affiliates on any Acquired Company,

(g) any overhead charges or costs charged by the Buyer or any of its Affiliates to any Acquired Company to the extent that these charges or costs are higher than the cost price of such service (i.e. no margin should be charged) or the applicable terms and conditions of such service are not on arm’s length basis or there is no good and sound business practices to do so,

(h) any Losses of the Acquired Companies which have been compensated by the Sellers pursuant to the provisions of the Purchase Agreement, and

(i) expenses that are (1) actually incurred during the Relevant Measurement Period, (2) identified as an expense to be excluded from Expenses pursuant to the Annual Budget or a written request by the Key Managers to the Board setting forth in detail the intended use and amount of such expense, and (3) approved by the Board to be excluded from Expenses, related to the following: (i) any extraordinary item, or (ii) any merger or acquisition by the Company of another business, restructuring by the Company or incurred in the development of or launch of new lines of business or new publishers.

x.    “GAAP” means U.S. Generally Accepted Accounting Principles as applied by Entravision in the preparation of its financial statements.

y.     “Independent Accountant” means PricewaterhouseCoopers in Singapore, or if such firm is not independent of all parties, unable or unwilling to act in such capacity, the Independent Accountant will be such “Big 4” accounting firm in Singapore selected by agreement of Buyer and the Sellers Representative, provided that Buyer and the Sellers Representative agree that such firm shall not have any existing material commercial or professional relationship with any of the parties hereto.

z.    “Key Managers” means each of (i) Pieter-Jan de Kroon, (ii) Pancharee Sitthisenee and (iii) Mylen Lara.

aa.    “Net Revenue” means, with respect to the applicable Earn-Out Period, an amount equal to (i) gross revenue generated from the sale of Company Products and Services to third parties, less (ii) third party advertising agency commissions, less (iii) ordinary adjustments for under-delivery of advertising or other rebates or write-offs as uncollectible; in each case of (i), (ii), and (iii) calculated in accordance with SFRS.

bb.    “Objection Notice” has the meaning set forth in Section 2(b).

cc.    “Objection Period” has the meaning set forth in Section 2(b).

dd.    “Period 1” means the calendar year ended December 31, 2021.

ee.    “Period 1 Earn-Out Payment” shall be an amount calculated as follows:

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i.    In the event 2021 EBITDA is equal to or greater than the 2021 EBITDA Target, the Period 1 Earn-Out Payment shall be an amount equal to 2020 EBITDA;

ii.      In the event 2021 EBITDA is equal to or greater than 75% of the 2021 EBITDA Target but less than the 2021 EBITDA Target, the Period 1 Earn-Out Payment shall be an amount equal to 2020 EBITDA multiplied by the Realized EBITDA Percentage for Period 1; or

iii.    In the event 2021 EBITDA is less than 75% of the 2021 EBITDA Target, then the Period 1 Earn-Out Payment will be $0.

ff.     “Period 2” means the calendar year ended December 31, 2022.

gg.    “Period 2 Earn-Out Payment” shall be an amount calculated as follows:

i.    In the event 2022 EBITDA is equal to or greater than the 2022 EBITDA Target, the Period 2 Earn-Out Payment shall be an amount equal to 2020 EBITDA;

ii.    In the event 2022 EBITDA is equal to or greater than 75% of the 2022 EBITDA Target but less than the 2022 EBITDA Target, the Period 2 Earn-Out Payment shall be an amount equal to 2020 EBITDA multiplied by the Realized EBITDA Percentage for Period 2; or

iii.    In the event 2021 EBITDA is less than 75% of the 2021 EBITDA Target, then the Period 1 Earn-Out Payment will be $0.

hh.    “Period 3” means the calendar year ended December 31, 2023.

ii.     “Period 3 Earn-Out Payment” shall be an amount calculated as follows:

i.     In the event 2023 EBITDA is equal to or greater than 130% of 2022 EBITDA, the Period 3 Earn-Out Payment shall be an amount equal to 2023 EBITDA, multiplied by 8.0, multiplied by 20%;

ii.     In the event 2023 EBITDA is equal to or greater than 115% of the 2022 EBITDA but less than 130% of 2022 EBITDA, the Period 3 Earn-Out Payment shall be an amount equal to 2023 EBITDA, multiplied by 7.0, multiplied by 20%;

iii.     In the event 2023 EBITDA is equal to or greater than 100% of the 2022 EBITDA but less than 115% of 2022 EBITDA, the Period 3 Earn-Out Payment shall be an amount equal to 2023 EBITDA, multiplied by 6.0, multiplied by 20%; or

iv.     In the event 2023 EBITDA is less than 100% of 2022 EBITDA, the Period 3 Earn-Out Payment shall be an amount equal to 2023 EBITDA, multiplied by 4.0, multiplied by 20%.

jj.     “Period 4” means the calendar year ended December 31, 2024.

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kk.    “Period 4 Earn-Out Payment” shall be an amount calculated as follows:

i.     In the event 2024 EBITDA is equal to or greater than 130% of 2023 EBITDA, the Period 4 Earn-Out Payment shall be an amount equal to 2024 EBITDA, multiplied by 8.0, multiplied by 29%;

ii.     In the event 2024 EBITDA is equal to or greater than 115% of the 2023 EBITDA but less than 130% of 2023 EBITDA, the Period 4 Earn-Out Payment shall be an amount equal to 2023 EBITDA, multiplied by 7.0, multiplied by 29%;

iii.     In the event 2024 EBITDA is equal to or greater than 100% of the 2023 EBITDA but less than 115% of 2023 EBITDA, the Period 4 Earn-Out Payment shall be an amount equal to 2024 EBITDA, multiplied by 6.0, multiplied by 29%; or

iv.     In the event 2024 EBITDA is less than 100% of 2023 EBITDA, the Period 4 Earn-Out Payment shall be an amount equal to 2024 EBITDA, multiplied by 4.0, multiplied by 29%.

ll.      “Purchase Agreement” has the meaning set forth in the recitals.

mm.  “Realized EBITDA Percentage” means, for the applicable Earn-Out Period, a percentage equal to 100 percent less one percentage point for every one full percentage point that EBITDA for such Earn-Out Period is less than either (i) the 2021 EBITDA Target for purposes of Period 1 Earn-Out Payment or (ii) the 2022 EBITDA Target for purposes of the Period 2 Earn-Out Payment. For example, if 2021 EBITDA is 80.2 percent of the 2021 EBITDA Target, then the Realized EBITDA Percentage for such Earn-Out Period would be 81%.

nn.   “Response Date” has the meaning set forth in Section 2(a).

oo.   “Seller(s)” has the meaning set forth in the recitals.

pp.   “Seller Representative” has the meaning set forth in the preamble.

qq.  “SFRS” means the Financial Reporting Standards and Interpretations of Financial Reporting Standards issued by the ASC, as may be amended from time to time, as consistently applied by the Company (to the extent in accordance with SFRS).

2. Earn-Out Determination.

a.     As promptly as practical after the end of an Earn-Out Period, but not later than 90 calendar days after the last day of the applicable Earn-Out Period, Buyer will prepare and deliver, or cause to be prepared and delivered, to the Seller Representative, a written statement setting forth (i) the Buyer’s calculation (supported by a breakdown in reasonable detail) of EBITDA for such Earn-Out Period, and (ii) based upon Buyer’s calculation of EBITDA, the applicable Earn-Out Payment owing with respect to such Earn-Out Period (each, an “Earn-Out Statement”).

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b.     Dispute. The Seller Representative will have 20 Business Days from its receipt of each Earn-Out Statement (the “Objection Period”) to review the applicable Earn-Out Statement. Upon the expiration of the applicable Objection Period, the Seller Representative will be deemed to have accepted (and will be deemed to have waived all rights with respect to), and will be bound by, the applicable Earn-Out Statement and the calculation of any Earn-Out Payment set forth therein, unless the Seller Representative has notified the Buyer in writing of its disagreement with the applicable Earn-Out Statement prior to the expiration of the applicable Objection Period (the “Objection Notice”), specifying each disputed item (each, a “Disputed Item”) and setting forth in reasonable detail the basis for each dispute. The Buyer will have 20 Business Days from the date on which it receives the Objection Notice (the date on which such twenty-day period ends, the “Response Date”) to review and respond in good faith to such Objection (“Buyer Response Notice”). To the extent the Buyer and the Seller Representative are able to negotiate in good faith mutually agreeable resolutions for each Disputed Item, the applicable Earn-Out Statement will be modified as necessary to reflect such mutually agreed resolution(s). If the Buyer and the Seller Representative are able to resolve all Disputed Items, the applicable Earn-Out Statement and the calculation of the Earn-Out Payment set forth therein, as modified by such resolutions, will be deemed final, non-appealable and binding among the Buyer, the Sellers and the Seller Representative for all purposes of this Agreement.

c.     Arbitration of Disputes. If the Seller Representative and the Buyer are unable to resolve all Disputed Items within 20 Business Days after delivery of the Buyer Response Notice (or such longer period as may be mutually agreed by the Buyer and the Seller Representative) (the “Disputed Item Negotiation Period”), then all unresolved Disputed Items shall be submitted to the Independent Accountant, which shall be jointly engaged by the Buyer and the Seller Representative, to promptly review the applicable Earn-Out Statement and resolve the Disputed Items. The Buyer and the Seller Representative will request that the Independent Accountant render its determination within 60 days following submission to it of such Disputed Items. The scope of the disputes to be resolved by the Independent Accountant is limited to the Disputed Items. In resolving any Disputed Item, the Independent Accountant (i) will determine the resolution of the Disputed Items for purposes of establishing the Company’s EBITDA for the corresponding Earn-Out Period, and the resulting Earn-Out Payment for such Earn-Out Period, each in accordance with the provisions of this Agreement, including the definitions, calculations and accounting rules set forth herein, (ii) may not assign a value to any item greater than the greatest value claimed for such item by either the Buyer or the Seller Representative or less than the smallest value claimed for such item by either the Buyer of the Seller Representative and (iii) will base its determination solely on written materials submitted by the Buyer and the Seller Representative (and not on any independent review). Furthermore, the Parties acknowledge and agree that the Independent Accountant shall have the sole and exclusive authority to resolve the Disputed Items even if the resolution of legal issues is required to resolve the Disputed Items. The Parties further agree that the Independent Accountant shall also have the sole authority to determine whether any such legal issues exist and, to the extent they do, to retain and consult with legal counsel of Independent Accountant’s choosing with respect to legal conclusions or judgments arising from the Disputed Items, provided that the Parties agree that such legal counsel shall not have any material commercial or professional relationship with any of the Parties. The costs of any fees and expenses of the Independent Accountant will be borne in equal parts by the Buyer, on the one hand, and the Sellers, on the other hand. All determinations made by the Independent Accountant will be final, conclusive and binding on the Parties, absent fraud or

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manifest error on the part of the Independent Accountant, upon which the Independent Accountant will deliver to the Buyer and the Seller Representative a revised Earn-Out Statement setting forth the updated calculation of Company’s EBITDA for the applicable Earn-Out Period and the applicable Earn-Out Payment, as modified by the Independent Accountant’s final determinations, which will be deemed final, non-appealable and binding among the parties hereto for all purposes of this Agreement, and upon which a judgment may be rendered by a court of competent jurisdiction, and will not be subject to further appeal or review.

d.     Access. For purposes of complying with the terms of this Section 2(d), each Party will cooperate with and make available to the other parties and its representatives (i) information, records, data and working papers, and (ii) will permit access to its facilities and personnel, upon advance written notice of not less than two Business Days and during normal business hours, in each case as may be reasonably required in connection with the analysis of the applicable Earn-Out Statement and the resolution of the Disputed Items so long as directly relevant to such analysis; provided, however, (A) in no event will any Party be required to produce information that cannot be provided by such Party through its respective accounting or Tax reporting principles, methods or policies and reporting systems in the Ordinary Course of Business, (B) the provision of any information or access pursuant to this Section 2(d) will be subject to execution of confidentiality agreements as requested by the applicable Party providing such information or access, and (C) nothing in this Section 2(d) will require any Party to disclose information that is subject to any applicable privilege, including, without limitation, attorney-client privilege or the privilege of attorney work product.

3. Payments.

a.     Earn-Out Payments. The Earn-Out Payments, if any is owing pursuant to the terms of this Agreement, shall be paid by Buyer in accordance with the following schedule:

i.    The Period 1 Earn-Out Payment (if any) shall be paid by Buyer on or before April 30, 2023;

ii.    The Period 2 Earn-Out Payment (if any) shall be paid by Buyer on or before April 30, 2023;

iii.    The Period 3 Earn-Out Payment shall be paid by Buyer on or before April 30, 2025; and

iv.    The Period 4 Earn-Out Payment shall be paid by Buyer on or before April 30, 2025;

provided, however, that if the Seller Representative has timely delivered an Objection Notice with respect to the Earn-Out Statement for Earn-Out Period and the Disputed Item identified in the Objection Notice has not been resolved pursuant to Section 2 hereof on or before the date on which the applicable Earn-Out Payment is to be paid pursuant to Section 3(a)(i), (ii), (iii) or (iv), then (y) the Buyer will promptly (and in any event, within 10 days) following conclusion of the Disputed Item Negotiation Period pay to Sellers the undisputed portion of the applicable Earn-Out Payment set forth in the Earn-Out Statement (the “Interim Earn-Out Payment”) and (z) the Buyer will promptly (and in any event within 30 days) following final resolution of such Disputed Item and

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final determination of the applicable Earn-Out Payment pursuant to Section 2 hereof, pay to Sellers the applicable Earn-Out Payment less the applicable Interim Earn-Out Payment. Each Earn-Out payment shall be paid to the Sellers in accordance with their underlying Participation Percentage (as defined in the Purchase Agreement) pursuant to wire instructions delivered by the Seller Representative to the Buyer on not less than three (3) Business Days’ advance written notice.

b.     Set-Off. The Sellers and the Seller Representative acknowledge and agree that the Earn-Out Payments payable pursuant to this Agreement are subject to set-off pursuant to Section 9.4 of the Purchase Agreement. Accordingly, in the event Buyer delivers a Claims Notice (as defined in the Purchase Agreement), the Buyer shall be entitled to set-off and retain any Earn-Out Payment, the amount of Losses (as defined in the Purchase Agreement) set forth in such Claims Notice pending final resolution of the Liability Claim (as defined in the Purchase Agreement) set forth in such Claims Notice, at which time the Buyer shall be entitled to retain the amount of Losses finally determined with respect to such Liability Claim and pay the balance of any amounts retained by the Buyer to the Sellers pursuant to this Agreement. Additionally, in the event the Buyer and the Seller Representative agree upon a Downward Adjustment Amount (as defined in the Purchase Agreement) pursuant to Section 2.3(f)(i) of the Purchase Agreement, the Buyer shall be entitled to set-off and retain an amount equal to the Downward Adjustment Amount against any Earn-Out Payment.

c.     No Certificate; No Ownership Interest. Each Seller’s right to receive the Earn-Out Payments shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Buyer, any of the Acquired Companies or any of their respective Affiliates, and shall not entitle the Sellers to any rights common to any holder of Buyer’s, any Acquired Companies’, or any of their respective Affiliates common stock or other ownership interests. The right to receive the Earn-Out Payments shall not bear any interest unless the Earn-Out Payments are not paid within the agreed period of time (which amounts will bear interest at the simple rate of three percent (3%) per annum, non-compounding). Neither Buyer nor the Seller Representative nor the Sellers shall take any action which may cause the Earn-Out Payments payable to the Sellers to be treated as anything other than purchase price consideration for the Shares for Tax purposes and for the purposes of SFRS.

4. Earn-Out Period Operations.

a.   Board of Directors. From and after the closing of the transactions contemplated by the Purchase Agreement, the Buyer shall control the Board of the Company and the constituent boards of each of the Acquired Companies, and shall appoint a majority of the members to each such board. From and after the closing through the conclusion of the final Earn-Out Period (including with respect to calculation of the Earn-Out Acceleration (as defined below)), the Buyer acknowledges and agrees that the Sellers shall be entitled to designate up to two (2) members of the Board of the Company (each, a “Seller Director”) and Buyer hereby agrees to vote its shares to appoint such Seller Directors to the Board of the Company. The Chairman of the Board shall be appointed by the Buyer.

b.   Chief Executive Officer. The Chief Executive Officer will have the management authority to operate the day-to-day aspects of the Business pursuant to the approved Annual Budget (as defined below); provided, however, that the Chief Executive Officer may not

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cause any Acquired Company to exceed any particular expense line-item in the Annual Budget without the approval of the Board. Pieter-Jan De Kroon shall initially be the Chief Executive Officer of the Company; provided, however that subject to the provisions of Section 5 hereof, he may be removed as Chief Executive Officer by the Board at any time.

c.     Chief Financial Officer and Accounting Controls. The Chief Financial Officer of the Acquired Companies will be identified and proposed by the Buyer, after consultation with the Chief Executive Offer, to the Board. The Chief Financial Officer shall report to the Board and to the Chief Executive Officer of the Company. The costs and expenses related to the appointment and maintenance of a Chief Financial Officer and his/her finance team shall be managed in accordance with the provisions of the Annual Budget. The Parties acknowledge and agree that the Company, the Chief Executive Officer of the Company and the Chief Financial Officer of the Company will comply with any audits, internal controls, accounting and financial reporting protocols established by the Buyer and approved by the Board.

d.     Covenants. Except as expressly set forth in this Agreement, the Parties acknowledge and agree that no Party is making any implied or express covenant relating to the operation of the Business after the date hereof to any other Party.

e.     Annual Budget. Not later than 90 days prior to the commencement of each calendar year, the Chief Executive Officer will submit to the Board a draft annual budget and business plan update (the “Annual Budget”) of the Business for the following calendar year, which draft Annual Budget shall include, among other things, (i) a description of all capital expenditures to be undertaken and the related investments and costs, (ii) a description of all anticipated acquisition or disposition of businesses or assets outside of the Ordinary Course of Business, (iii) a comprehensive and detailed summary of all Expenses expected to be incurred for the calendar year, including all Expenses related to the appointment and maintenance of the Chief Financial Officer and his/her finance team, and (iv) a reasonable estimate of all Net Revenues expected to be received during such calendar year. The Chief Executive Officer of the Group will collaborate in good faith with the Board on the preparation of the applicable Annual Budget, provided that the Board of Directors will have the authority to approve the final applicable Annual Budget. In the event the Board and the Chief Executive Officer are unable in good faith to agree upon an Annual Budget, the Annual Budget for the prior year will remain in place and applicable to the then-current year. The Annual Budget for calendar year 2021 is set forth in that certain letter agreement delivered by the Sellers to the Buyer on June __, 2021.

5. Acceleration of Earn-Out Payments. Upon the occurrence of an Acceleration Event (as defined below), the Seller Representative may elect to accelerate the Earn-Out Payments (an “Earn-Out Acceleration”) and in connection therewith receive an amount determined in accordance with the provisions of Schedule 2, attached hereto; provided, however, that the Seller Representative may not elect to accelerate any portion of the Earn-Out Payment with respect to any Earn-Out Period which has concluded prior to the occurrence of the Acceleration Event. The Seller Representative will have a period of sixty (60) days following the occurrence of the Acceleration Event (the “Earn-Out Acceleration Period”) to elect an Earn-Out Acceleration by delivering written notice of such election to the Buyer (an “Earn-Out Acceleration Notice”). In the event an Earn-Out Acceleration Notice has not been delivered prior to the conclusion of the Earn-Out Acceleration Period, Seller Representative, on behalf of the Sellers, will be deemed to

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have elected not to exercise the Earn-Out Acceleration. The Accelerated Earn-Out Payment, as defined and calculated pursuant to Schedule 2, attached hereto, shall be paid to the Sellers promptly (and in any event within thirty (30) days) following final determination of the Accelerated Earn-Out Payment, in accordance with their underlying Participation Percentage pursuant to wire instructions delivered by the Seller Representative to Buyer on not less than three (3) Business Days’ advance written notice. For purposes hereof, the term “Acceleration Event” shall mean: (a) the dismissal of Pieter-Jan De Kroon as Chief Executive Officer of the Company without Cause (as such term is defined in the underlying employment agreement between Pieter-Jan De Kroon and the Company), (b) a sale of more than 50% of the outstanding equity in one or more of the Acquired Companies or of all or substantially all of the assets of one or more Acquired Companies, (c) a Competition Event (as defined below), (d) (save in case of an insolvency event) any action for the winding up or dissolution of the Company or any active Acquired Company. Following payment of the Accelerated Earn-Out Payment, the Sellers will have no further right to, and Buyer will be under no further obligation to make, any further Earn-Out Payments under this Agreement. A “Competition Event” means the closing of an acquisition by Guarantor, directly or indirectly, of any entity or business that markets and/or sells digital advertising on a third party publisher digital platform that is a Material Supplier of the Acquired Companies as of the Closing Date in an location within the countries in which the Business operates as of the Closing (i.e., Singapore, Thailand, the Philippines, Vietnam, India, Malaysia or Indonesia).

6. Limitation on Liability. Except for claims determined by a court of competent jurisdiction to involve fraudulent or intentional misrepresentation, neither Buyer nor its Affiliates shall have any liability or indemnification obligation from and against any Losses, in the aggregate, directly resulting from, directly relating to, or caused by any breach of Buyer or its Affiliates under this Agreement in excess of the aggregate amount of all Earn-Out Payments as calculated in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Sellers do not have any individual rights to make a claim under this Agreement against Buyer or its Affiliates. Any and all claims made on behalf of the Sellers may be made only by the Seller Representative. The Sellers will not be entitled to liability or indemnification for consequential damages, indirect damages, exemplary damages, incidental damages, punitive damages, special damages or other similar damages.

7. Confidentiality. The Seller Representative acknowledges that the Earn-Out Statements, the information and data furnished to them or their representatives in accordance therewith or pursuant to any dispute thereof and this Agreement are confidential (the “Confidential Information”) and agrees not to disclose any Confidential Information, or any summary thereof or work product derived therefrom, to any third party (i) without Buyer’s express written consent or (ii) unless pursuant to court order or judicial process or as necessary under applicable law. When such disclosures are made, each such Party shall advise the third party or parties of the confidentiality of the information and request that they too accord the information confidential treatment. All such Confidential Information shall be used exclusively for the purpose of evaluating the Earn-Out Statement and any dispute arising out of such Earn-Out Statement and no other purpose, and each such Party agrees, upon final determination of the Earn-Out Statement and any resulting Earn-Out Payment, to return all such Confidential Information delivered to it or its representatives or destroy the same and certify to its destruction under penalty of perjury. The term Confidential Information does not include information or data which is or becomes generally available to the public, other than through a breach hereof.

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8. Guaranty. To include Sellers to enter into the Purchase Agreement and this Agreement, which will provide substantial benefit to Guarantor, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Sellers, as an independent continuing obligation, the prompt and complete payment of each and every obligation of the Buyer under this Agreement, when and as due, as primary obligor and not merely as surety, for the benefit of each of the Sellers.

9. Miscellaneous.

a.    Seller Representative. The rights and obligations of the Seller Representative with respect to the Sellers are contained in the Purchase Agreement. In the event that the Sellers designate a successor to the Seller Representative in accordance with the Purchase Agreement, notwithstanding anything to the contrary contained herein, such successor shall automatically be substituted for the Seller Representative hereunder and shall be deemed to be the Seller Representative for all purposes of this Agreement.

b.    Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any Party by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that the Buyer may assign and delegate any or all of its rights, interests and obligations under this Agreement to any Affiliate as long as such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve the Buyer of its obligations under this Agreement if such assignee does not perform such obligations. The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, permitted assigns, heirs, executors and administrators of the parties to this Agreement.

c.    Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

d.    Entire Agreement. This Agreement, the Purchase Agreement and the other Ancillary Agreements, including all exhibits, annexes and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including email) and undertakings, both written and oral, between any of the Acquired Companies, the Seller Representative or any Seller, on the one hand, and Buyer, on the other hand, with respect to the subject matter hereof.

e.    Amendment. Buyer and the Seller Representative (on behalf of all of the Sellers) may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of Buyer and the Seller Representative (on behalf of all of the Sellers).

f.    Extension; Waiver. Any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any breaches of any representations and warranties made to such Party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. In addition, the Seller Representative (on behalf of all the Sellers) and Buyer may (i) extend the time for the performance of any of the obligations or

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other acts of the other, (ii) waive any breaches of the representations and warranties made to Buyer (in the case of a waiver by Buyer) or made to the Sellers (in the case of a waiver by the Seller Representative (on behalf of the Sellers)) herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of Buyer (in the case of a waiver by Buyer) or made to the Sellers (in the case of a waiver by the Seller Representative (on behalf of the Sellers)). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

g.    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder; (b) all references to the preamble, recitals, sections, articles, exhibits or schedules are to the preamble, recitals, sections, articles, exhibits or schedules of or to this Agreement; (c) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include,” “including” and “or” shall mean without limitation by reason of enumeration; and (g) all references to “$” or dollar amounts are to lawful currency of the United States of America. Where any amounts to be calculated pursuant to this Agreement are wholly or partly denominated in any currency other than United States Dollars, then such amounts, to the extent so denominated, shall be calculated in the equivalent amount of United States Dollars using the exchange rate published by The Wall Street Journal on the date that is (i) three (3) Business Days prior to the funding date or (ii) the date such calculation is to be made (for the avoidance of doubt, in respect of Working Capital – using the exchange rate published by the The Wall Street Journal on the Closing Date).

h.    Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, then the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby. The Parties shall negotiate to replace any provision of this Agreement adjudged invalid or unenforceable with another valid and enforceable provision that would implement the original intent of the Parties to the maximum extent permitted by applicable Law.

i.    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given in accordance with the Notice section of the Purchase Agreement, which is incorporated herein by reference.

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j.    Third Party Beneficiaries. Each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties.

k.    Further Assurances. From and after the date hereof, at the request of Buyer, the Seller Representative (on behalf of the Sellers) will execute and deliver or cause to be executed and delivered to Buyer such instruments and other documents as Buyer may request in order to implement the transactions contemplated by this Agreement.

l.    Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Singapore.

m.    Arbitration. Each party agrees that any dispute arising out of or in connection with this Agreement or any document or transaction in connection with this Agreement (including any question as to the validity, existence or termination of this Agreement and/or this Section 9(m)), shall be referred to and finally resolved by arbitration in Singapore to the exclusion of the ordinary courts, in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The set of the arbitration shall be in Singapore and the arbitration shall be conducted in English by a single arbitrator appointed in accordance with the rules of SIAC. The arbitral award made and granted by the arbitrator(s) shall be final, binding and incontestable, may be enforced by a party against the assets of the other party wherever those assets are located or may be found and may be used as a basis for judgment thereon in Singapore or elsewhere.

n.    Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

BUYER:

ENTRAVISION DIGITAL HOLDINGS, LLC

By: /s/ Walter Ulloa

Name: Walter Ulloa

Title: Chairman and Chief Executive Officer
of Entravision Communications Corporation,
its Sole Member and Manager

GUARANTOR:

ENTRAVISION COMMUNICATIONS CORPORATION

By: /s/ Walter Ulloa

Name: Walter Ulloa

Title: Chairman and Chief Executive Officer

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SELLERS:

/s/ Pieter-Jan de Kroon
PIETER-JAN DE KROON, an individual

/s/ Luc Theodoor Franciscus Maria de Kroon
LUC THEODOOR FRANCISCUS MARIA DE KROON, an individual

/s/ Jim Dorian Kramp
JIM DORIAN KRAMP, an individual

SELLER REPRESENTATIVE:

/s/ Jim Dorian Kramp
JIM DORIAN KRAMP, an individual

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SCHEDULE 2

ACCELERATED EARN-OUT PAYMENT

In the event the Seller Representative, on behalf of the Sellers, timely elects an Earn-Out Acceleration, the amount payable to the Sellers in connection with such Earn-Out Acceleration (the “Accelerated Earn-Out Payment”) shall be calculated as follows:

•
If Period 1 has not concluded as of the occurrence of the Acceleration Event, an amount equal to the 2020 EBITDA, plus

•
If Period 2 has not concluded as of the occurrence of the Acceleration Event, an amount equal to the 2020 EBITDA, plus

•
An amount calculated as follows:

o
If the EBITDA for the most recently completed four (4) calendar quarters immediately prior to the occurrence of the Acceleration Event (the “Acceleration Event EBITDA”) is equal to or greater than 130% of the EBITDA for the prior four (4) calendar quarters (the “Prior Period EBITDA”), an amount equal to the Acceleration Event EBITDA, multiplied by the EBITDA Multiplier (as defined below), multiplied by 49%; or

o
If the Acceleration Event EBITDA is equal to or greater than 115% of the Prior Period EBITDA but less 130% of the Prior Period EBITDA, an amount equal to the Acceleration Event EBITDA, multiplied by 7.0, multiplied by 49%; or

o
If the Acceleration Event EBITDA is equal to or greater than 100% of the Prior Period EBITDA but less 115% of the Prior Period EBITDA, an amount equal to the Acceleration Event EBITDA, multiplied by 6.0, multiplied by 49%; or

o
If the Acceleration Event EBITDA is less than 100% of the Prior Period EBITDA, an amount equal to the Acceleration Event EBITDA, multiplied by 4.0, multiplied by 49%

In the event that the Seller Representative, on behalf of the Sellers, timely elects an Earn-Out Acceleration during the calendar year 2024, the multiple in the above formula will not be 49% but 20%.

Promptly (and in any event within sixty (60) following receipt of an Earn-Out Acceleration Notice, the Buyer will deliver to the Seller Representative a statement setting forth the Accelerated Earn-Out Payment. Any disputes with respect to the Buyer’s determination of the Accelerated Earn-Out Payment shall be handled pursuant to the procedures and timelines set forth in Sections 2(b) – (d) hereof.

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The “EBITDA Multiplier” shall be (i) 9.0 if the Acceleration Event occurs prior to the conclusion of Period 2 or (ii) 8.0 if the Acceleration Event occurs after the conclusion of Period 2.

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